Sheet1

MuniYield Fund, Inc.
File Number: 811-6435
CIK Number: 879361
For the Period Ending: 10/31/2001

Pursuant to Exemptive Order No. IC-15520 the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated, for the year ended October 31, 2001.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

12/20/2000	$ 5,500	Long Island NY Pwr Auth	5.001%	05/01/2033
01/23/2001	2,000	Harris Co Tx Hlth Facs	5.000	02/15/2027
01/30/2001	1,500	Harris Co Tx Hlth Facs	5.000	02/15/2027
04/16/2001	1,400	Harris Co Tx Hlth Facs	5.000	02/15/2027
05/08/2001	5,600	Harris Co Tx Hlth Facs	5.000	02/15/2027

Last Updated on 12/27/2001
By Karen Lang